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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): OCTOBER 13, 1998


                          ----------------------------



                         HOUSTON INDUSTRIES INCORPORATED
             (Exact name of registrant as specified in its charter)



          TEXAS                        1-3187                  74-0694415
(State or other jurisdiction         (Commission            (I.R.S. Employer
     of incorporation)               File Number)          Identification No.)



                1111 LOUISIANA
                HOUSTON, TEXAS                               77002
    (Address of principal executive offices)               (ZIP Code)



       Registrant's telephone number, including area code: (713) 207-3000


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Item 5.  Other Events.

                  Acquisition of Colombian Electric Distribution Companies. On October 13, 1998, Houston Industries Energy, Inc. (HI Energy), a wholly owned subsidiary of Houston Industries Incorporated (HI), and Corporacion EDC, SACA, a Venezuelan electric distribution company (EDC), announced the closing of their joint acquisition of 65% of the stock of two Colombian electric distribution companies (collectively, the Corelca system companies). The Corelca system companies serve approximately 1.2 million customers in the Atlantic coastal region of Colombia, including the cities of Santa Marta, Barranquilla and Cartagena. The shares of the Corelca system companies will be indirectly held by an offshore holding company jointly owned by special purpose subsidiaries of EDC and HI Energy.

                  The purchase price for the Corelca system companies was approximately U.S. $522 million, excluding transaction costs. The purchase price was funded with capital contributions from each of HI Energy and EDC and a $100 million loan obtained by the holding company from a United States bank. The loan will mature on October 31, 2003, and is repayable in U.S. dollars. Under the terms of a support agreement, HI Energy and EDC have agreed, among other things, to repurchase up to $50 million of the loan from the bank to the extent that the bank is unable to syndicate that portion of the loan to other banks on or prior to June 15, 1999.


                  Including the Corelca system companies, HI Energy holds ownership interests in electric distribution companies in Argentina, Brazil, Colombia and El Salvador serving 9.25 million customers. In addition, HI Energy owns industrial cogeneration projects in Argentina and India and holds permits to develop and operate natural gas distribution systems in four areas of Colombia and one region of Mexico.

                  Risks of International Operations. HI Energy's international operations are subject to various risks incidental to operating in emerging market countries. These risks include political risks, such as governmental instability, and economic risks, such as fluctuations in currency exchange rates, restrictions on the repatriation of foreign earnings and/or restrictions on the conversion of local currency earnings into U.S. dollars. HI Energy's international operations are also highly capital intensive and, thus, dependent to a significant extent on the continued availability of bank financing and other sources of capital on commercially acceptable terms.

                  In recent months, numerous reports have appeared in the financial press concerning the possible devaluation of many emerging market currencies, including the currencies of some of the countries where HI Energy's electric distribution company investments are located. The devaluation of a country's local currency can generally be expected to result in an increase in the inflation rates of that country. The long-term concession contracts under which HI Energy's foreign electric distribution companies operate contain mechanisms for adjusting electricity tariffs to reflect changes in operating costs resulting from inflation; however, these adjustments are made only at specified intervals or, in certain cases, on an interim basis upon application to the local regulatory authorities. None of these tariff adjustment mechanisms are indexed to the U.S. dollar or other non-local currencies.

                  Assuming that a devaluation in local currency will be reflected in an increase in the local

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rate of inflation and assuming that an adjustment to tariff rates is made promptly to reflect such increase, the Company believes that the results of operations of its foreign electric distribution companies should be protected, at least in part, from the effects of fluctuations in currency exchange rates. If, however, there were a significant delay in the implementation of the tariff adjustments or the economic impact of the devaluation was not completely reflected in increased inflation rates, a devaluation of local currencies could have an adverse impact on the results of operations of these companies, and to the extent of the Company's ownership interests in such companies, the Company's consolidated earnings. Depending on the length of such delays and the severity of such devaluation, such impact could be material.

                  HI Energy owns 11.69% of the stock of Light -- Servicos de Eletricidade S.A. (Light) and, through its investment in Light, an 8.753% indirect interest in the stock of Metropolitana Eletricidade de Sao Paulo S.A. (Metropolitana). Light and Metropolitana are each Brazilian corporations. Light provides electric distribution services to the City of Rio de Janeiro and surrounding areas, and Metropolitana provides electric distribution services to the metropolitan area of Sao Paulo, Brazil. The Company accounts for its investment in Light under the equity method of accounting and records its proportionate share, based on stock ownership, in the net income of Light and its affiliates (including Metropolitana) as part of the Company's consolidated net income.

                  At September 30, 1998, Light and Metropolitana had incurred, respectively, $2.1 billion and $1.1 billion in U.S. and other non-local currency denominated bank debt. In the event of a devaluation of the Brazilian real, the Company believes that Light and Metropolitana would record a charge to their quarterly earnings equal to the increase in the liability resulting from such devaluation. This charge to earnings would be in addition to whatever other economic impact on Light and Metropolitana might result from such devaluation. Because the Company uses the Brazilian real as the functional currency in which it reports Light's equity earnings, the resulting decrease in Light's earnings would also be reflected in the Company's consolidated earnings to the extent of the Company's 11.69% ownership interest in Light.

                  Although certain of HI Energy's other foreign electric distribution companies have incurred U.S. dollar and other non-local currency indebtedness (approximately $73 million at September 30, 1998), the Company believes, based on the current amount of such indebtedness and the relative size of these equity investments to the Company's overall results of operations, that a devaluation of these currencies would not have a material adverse impact on the Company's consolidated earnings.

                    Based on information provided by Light, the Company estimates that approximately $980 million of Light's U.S. and non-local currency denominated bank debt will mature in the second quarter of 1999 (of which $875 million represents short-term U.S. dollar indebtedness incurred in connection with Light's acquisition of Metropolitana). The Company further estimates that approximately $595 million of Metropolitana's U.S. and non-local currency denominated bank debt will mature in the second quarter of 1999 (of which $580 million represents short-term dollar denominated debt incurred to refinance Metropolitana's previously existing debt). In addition, approximately $130 million of Light's, and approximately $180 million of Metropolitana's U.S. dollar denominated commercial paper debt, will mature in the first half of 1999. The ability of Light and Metropolitana to repay or refinance these debt obligations at maturity is dependent on many factors, including local and international economic conditions prevailing at the time such debt matures.

                  If current international and local economic conditions continue or deteriorate, it is possible that Light, Metropolitana and the other foreign electric distribution companies might encounter difficulties in refinancing their debt on terms and conditions that are commercially acceptable to them and their

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shareholders. In such circumstances, it is possible that lenders might seek to require, among other things, higher borrowing rates, additional equity contributions and/or increased levels of credit support from such shareholders, or that the availability or terms of refinancing such debt might otherwise be adversely affected.

                  Certain statements in this report constitute "forward looking statements" under the Private Securities Litigation Reform Act of 1995. Assumptions, expectations or beliefs about future events may vary materially from actual results. Some of the factors that could cause actual results to differ include (i) currency exchange rate fluctuations, (ii) actions by foreign governments and courts in connection with the enforcement of concession agreements, (iii) changes in economic and financing conditions and (iv) future levels of indebtedness incurred by the foreign electric distribution companies. For a discussion of other factors and qualifications relevant to forward looking statements, reference is made to Item 5 of the Company's Form 10-Q for the quarterly period ended June 30, 1998.


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                                    SIGNATURE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HOUSTON INDUSTRIES INCORPORATED
                                                (Registrant)



                                           /s/ Mary P. Ricciardello
                                        ------------------------------
                                           Mary P. Ricciardello
                                        Vice President and Comptroller




Date: October 20, 1998